Exhibit 10.1

SIXTH AMENDMENT

SIXTH AMENDMENT TO CREDIT AGREEMENT (this “Sixth Amendment”), dated as of July 25, 2016 among Envision Healthcare Corporation (the “Borrower”), the several banks and financial institutions party hereto that constitute the Required Lenders and Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”).  Unless otherwise indicated, all capitalized terms used herein and not otherwise defined shall have the respective meanings provided to such terms in the Credit Agreement referred to below (as amended by this Sixth Amendment).

W I T N E S S E T H  :

WHEREAS, the Borrower, the Lenders from time to time party thereto and the Administrative Agent are parties to a Credit Agreement, dated as of May 25, 2011 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, Holdings has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AmSurg Corp., a Tennessee corporation (“AmSurg”), and New Amethyst Corp., a Delaware corporation and a wholly owned subsidiary of AmSurg, pursuant to which AmSurg and Holdings will combine in an all stock merger of equals; and

WHEREAS, the Borrower has requested that certain provisions of the Credit Agreement be amended as set forth herein; and

WHEREAS, the Lenders party to this Sixth Amendment (which constitute the Required Lenders) are willing to effect the amendments described herein on the terms and subject to the conditions of this Sixth Amendment.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.     Amendment to Credit Agreement.  Subject to the satisfaction of the conditions set forth in Section Three hereof:

a.     Subsection 1.1 of the Credit Agreement is hereby amended as follows:

i.     by adding the following new definitions, to appear in proper alphabetical order:

“2016 Merger Agreement”: that certain Agreement and Plan of Merger among Holdings, AmSurg Corp., a Tennessee corporation, and New Amethyst Corp., a Delaware corporation and a wholly owned subsidiary of AmSurg Corp., pursuant to which AmSurg Corp. and Holdings will combine in an all stock merger of equals.

“2016 Mergers”: the consummation of Mergers (as defined in the Merger Agreement) and all other transactions relating to any of the foregoing (including payment of fees and expenses related thereto).

“Acknowledging Party”: as defined in Subsection 11.21.

“Acknowledging Lender”: as defined in Subsection 11.21.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of the Bank Recovery and Resolution Directive, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Recovery and Resolution Directive”: Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

“Covered Liability”: as defined in Subsection 11.21.

“EEA Financial Institution”: (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Excluded Liability”: any liability that is excluded under the Bail-In Legislation from the scope of any Bail-In Action including, without limitation, any liability excluded pursuant to Article 44 of the Bank Recovery and Resolution Directive.

“LCA Election”:  as defined in Subsection 1.2(i).

“LCA Test Date”:  as defined in Subsection 1.2(i).

“Limited Condition Acquisition”:  any acquisition by one or more of the Borrower and its Restricted Subsidiaries of any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.  In addition, for purposes of this Agreement, the 2016 Mergers shall be deemed to be a Limited Condition Acquisition.

“Sixth Amendment”:  the Sixth Amendment to the Credit Agreement, dated as of the Sixth Amendment Effective Date, among the Borrower, the several banks and financial institutions party thereto and the Administrative Agent.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

ii.     by amending and restating the definition of “Change of Control” as follows:

““Change of Control”: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), shall be the “beneficial owner” of (A) so long as Holdings is a Subsidiary of any Parent Entity, shares of Voting Stock having more than 35.0% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (B) if Holdings is not a Subsidiary of any Parent Entity, shares of Voting Stock having more than 35.0% of the total voting power of all outstanding shares of Holdings; (ii) the Continuing Directors shall cease to constitute a majority of the members of the Board of Directors of Holdings; or (iii) a “Change of Control” as defined in the Senior ABL Facility Agreement or the Senior Notes Indenture (or any indenture or agreement governing Refinancing Indebtedness in respect of the Senior Notes, in each case relating to Indebtedness in an aggregate principal amount equal to or greater than $50.0 million). Notwithstanding anything to the contrary in the foregoing, neither the Transaction nor the 2016 Mergers and other transactions contemplated by the 2016 Merger Agreement shall constitute or give rise to a Change of Control.”

iii.     by amending and restating the definition of “Federal Funds Effective Rate” as follows:

““Federal Funds Effective Rate”:  for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate. If the Federal Funds Effective Rate is less than zero, it shall be deemed zero for purposes of this Agreement.”

iv.     by deleting in its entirety the definition of “Permitted Holders” and each reference to such definition therein.

b.     Subsection 1.2 of the Credit Agreement is hereby amended as follows:

i.     by inserting the following as new clause (h) thereof:

“(h)     In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the date the definitive agreements for such

Limited Condition Acquisition are entered into.  For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (h), and any Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.”

ii.     by inserting the following as new clause (i) thereof:

“(i)     In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of:

(a)     determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Coverage Ratio, the Consolidated First-Lien Net Leverage Ratio or the Consolidated Net Leverage Ratio; or

(b)     testing baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of the Borrower (or, as applicable, any Parent Entity) are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.  For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date in connection with any action taken with respect to such Limited Condition Acquisition are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in exchange rates or in Consolidated EBITDA or Consolidated Total Assets of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations.  If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the Incurrence of Indebtedness or Liens, or the making of Restricted Payments, Asset Dispositions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition

Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) have been consummated.”

c.     The Credit Agreement is hereby amended by inserting the following new Subsection 11.21:

“11.21    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary herein or in any other Loan Document, the Borrower, each Lender party to the Sixth Amendment or who becomes party to this Agreement after the Sixth Amendment Effective Date (each an “Acknowledging Lender”), and Deutsche Bank AG New York Branch, in its capacity as the Administrative Agent and the Collateral Agent, solely on its own behalf and not in any other capacity (the Borrower, the Acknowledging Lenders and Deutsche Bank AG New York Branch (in such capacity and solely on its own behalf), an “Acknowledging Party”), acknowledges that any liability of any Acknowledging Lender that is an EEA Financial Institution arising hereunder or under any other Loan Document, to the extent such liability is unsecured, to such Acknowledging Party (all such liabilities other than any Excluded Liability, the “Covered Liabilities”), may be subject to Write-down and Conversion Powers and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of Write-Down and Conversion Powers to any Covered Liability arising hereunder or under any other Loan Document which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such Covered Liability, including, if applicable:

(i)       a reduction in full or in part or cancellation of any such Covered Liability;

(ii)      a conversion of all, or a portion of, such Covered Liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such Covered Liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such Covered Liability in connection with the exercise of Write-down and Conversion Powers.

Notwithstanding anything to the contrary herein, nothing contained in this Subsection 11.21 shall (i) modify or otherwise alter the rights or obligations under this Agreement (including those rights and obligations set forth in Subsection 11.7 of or to any Person other than an Acknowledging Party) or any other Loan Document of any Person party hereto (other than an Acknowledging Party to the extent set forth in this Subsection 11.21) or with respect to any liability that is not a Covered Liability or (ii) modify, amend or otherwise alter those provisions of this Agreement and the Loan Documents that may not be amended without the written consent of all the Lenders, all adversely affected Lenders or any Agent or Other Representative not party to the Sixth Amendment.

SECTION 2.      Subsequent Amendment to Credit Agreement Subject to the satisfaction of the conditions set forth in Sections Three and Four hereof.

(a)      Subsection 1.1 of the Credit Agreement is hereby by amending and restating the definition of “Maximum Incremental Facilities Amount” as follows:

““Maximum Incremental Facilities Amount”:  at any date of determination, the sum of (i) $1.3 billion plus (ii) an additional amount if, after giving effect to the Incurrence of such additional amount (or, after giving pro forma effect to the Incurrence of the entire committed amount of such additional amount), the Consolidated First-Lien Net Leverage Ratio shall not exceed 4.00 to 1.00 (as set forth in an officer’s certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at the time of such Incurrence, together with calculations demonstrating compliance with such ratio) (it being understood that (A) if pro forma effect is given to the entire committed amount of any such additional amount, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause, (B) for purposes of calculating the Consolidated First-Lien Net Leverage Ratio, any additional amount Incurred pursuant to this clause (ii) shall be treated as if such amount is Consolidated First-Lien Net Indebtedness, regardless of whether such amount is actually secured and (C) the 2013 Supplemental Term Loans shall not reduce borrowing capacity under the foregoing clause (i)).”

(b)      Subsection 8.1(b)(i) of the Credit Agreement is hereby amended by replacing “$1,590.0 million” with “$2,270.0 million” and “$450.0 million” with “$1,000.0 million”.

SECTION 3.      Conditions to Effectiveness relating to Initial Credit Agreement Amendments.  This Sixth Amendment relating to the amendments set forth in Section 1 above shall become effective on the date (the “Sixth Amendment Effective Date”) when each of the following conditions shall have been satisfied:

a.     the Borrower, the Lenders constituting Required Lenders and the Administrative Agent shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile or other electronic transmission) the same to Cahill Gordon & Reindel LLP, 80 Pine Street, New York, NY 10005 (email address:  Envision-Amendment6@cahill.com); and

b.     the Administrative Agent, for the ratable benefit of each Lender party hereto who shall have submitted its signature page to the email address listed in clause (a) at or prior to 12:00 p.m., New York time on Thursday, July 21, 2016, shall have received a consent fee equal to 0.125% of the aggregate principal amount of the Term Loans held by such Lender as of the Sixth Amendment Effective Date, with such payment to be earned by, and payable to, each such Lender on the Sixth Amendment Effective Date.

SECTION 4.      Conditions to Effectiveness relating to Subsequent Credit Agreement Amendments.  This Sixth Amendment relating to the amendments set forth in Section 2 above shall become effective on the date when each of the following conditions shall have been satisfied:

a.     the Sixth Amendment Effective Date shall have occurred; and

b.     the Mergers (as defined in the Merger Agreement) shall have been consummated, or shall be substantially concurrently consummated, in all material respects in accordance with the terms of the Merger Agreement.

SECTION 5.     Representations and Warranties; No Default.  In order to induce the Lenders party hereto and the Administrative Agent to enter into this Sixth Amendment, the Borrower represents and warrants to each of such Lenders and the Administrative Agent that on and as of the date hereof after giving effect to this Sixth Amendment, (i) no Default or Event of Default exists; (ii) the representations and warranties of each Loan Party contained in Section 5 of the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date hereof except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (iii) the execution, delivery and performance of this Sixth Amendment has been duly authorized by all necessary corporate action on the part of the Borrower, has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and (iv) the execution and delivery hereof by the Borrower and the performance and observance by the Borrower of the provisions hereof do not violate or conflict with (A) any Organizational Document of the Borrower or (B) any Requirement of Law applicable to the Borrower or result in a breach of any provision of any Contractual Obligation of the Borrower, in each case, in any respect that would reasonably be expected to have a Material Adverse Effect.

SECTION 6.      Reference to and Effect on the Credit Agreement and the Notes.  On and after the effectiveness of this Sixth Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Sixth Amendment.  The Credit Agreement, the Notes and each of the other Loan Documents, as specifically amended by this Sixth Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.  The execution, delivery and effectiveness of this Sixth Amendment shall not, except as expressly provided herein, operate as an amendment or waiver of any right, power or remedy of any Lender or any Agent under any of the Loan Documents, nor constitute an amendment or waiver of any provision of any of the Loan Documents.  The Borrower hereby expressly acknowledges the terms of this Sixth Amendment and reaffirms, as of the date hereof, (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Sixth Amendment and the transactions contemplated hereby and (ii) its grant of Liens on the Collateral to secure the Secured Obligations pursuant to the Security Documents.

SECTION 7.      Execution in Counterparts.  This Sixth Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute a single contract.  Delivery of an executed counterpart of this Sixth Amendment by facsimile transmission or electronic photocopy (i.e., “pdf”) shall be effective as delivery of a manually executed counterpart of this Sixth Amendment.

SECTION 8.      Governing Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SIXTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be duly executed and delivered as of the day and year first above written.

ENVISION HEALTHCARE CORPORATION

By:	/s/ Steve W. Ratton
Name:	Steve W. Ratton
Title:	Senior Vice President & Treasurer

[Amendment No. 6 to Envision Term Loan Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

By:	/s/ Peter Cucchiara
Name: Peter Cucchiara
Title: Vice President

By:	/s/ Benjamin Souh
Name: Benjamin Souh
Title: Vice President

[Amendment No. 6 to Envision Term Loan Credit Agreement]

[Lender signature pages on file with the Administrative Agent]

[Amendment No. 6 to Envision Term Loan Credit Agreement]